SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Capital Gold Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

CAPITAL GOLD CORPORATION RELEASES STATEMENT
CLARIFYING PROXY PROPOSAL

New York, January 22, 2008 - Capital Gold (TSX:CGC; OTC/BB:CGLD) released a statement today regarding the current proxy statement, specifically referencing proposal no. 4.

It has come to attention of Capital Gold Corporation that there is misinformation and a general misunderstanding about proposal no. 4 to be voted on at the Company's annual stockholders' meeting this coming Thursday. That proposal is to amend the Company's certificate of incorporation to permit stockholder action to be taken only at a duly called annual or special meeting of stockholders and eliminate stockholder action by written consent.

If this proposal is passed, it will not, as some people believe, eliminate stockholders' right to vote by proxy and require stockholders to physically show up at stockholders' meetings. Stockholders would still have the right to vote at any meeting of stockholders by submitting a written proxy.

We urge all stockholders who have yet to vote, to do so today. If you have any questions, please call MacKenzie Partners, Inc. at 1-800 322-2885.

About Capital Gold
Capital Gold Corporation (CGLD:CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. The proven and probable reserve is now 832,000 ounces of gold. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, VP-Investor Relations	Tel: (212) 344-2785
Capital Gold Corporation	Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Media Inquiries
Victor Webb/Madlene Olson	Tel: (212) 684-6601
Marston Webb International	Fax: (212) 725-4709
Email: marwebint@cs.com

Investor Relations in Canada
Robin Cook, Account Manager	Tel: (416) 868-1079
CHF Investor Relations	Fax: (416) 868-6198
Email: robin@chfir.com